                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                      UNITED ASSET MANAGEMENT CORPORATION
                (Name of Registrant as Specified In Its Charter)

                      UNITED ASSET MANAGEMENT CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11:

   4) Proposed maximum aggregate value of transaction:

   Set forth the amount on which the filing fee is calculated and state how it was determined.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid: $125

   2) Form, Schedule or Registration Statement No.: Preliminary Proxy Statement

   3) Filing Party: United Asset Management Corporation

   4) Date Filed: March 17, 1994

- --------------------------------------------------------------------------------

                      UNITED ASSET MANAGEMENT CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 1994

     The Annual Meeting of the Stockholders of United Asset Management Corporation (the "Company" or "UAM") will be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts on Thursday, May 19, 1994 at 9:30 a.m., Eastern Daylight Savings Time, for the following purposes:

          (1) To fix the number of directors and elect a Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

          (2) To approve the UAM 1994 Stock Option Plan;

          (3) To approve the UAM 1994 Eligible Directors Stock Option Plan;

          (4) To approve Compensation Arrangements for Certain Executive
     Officers;

          (5) To amend and restate the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.01 per share, from 50,000,000 to 200,000,000;

          (6) To approve the selection of Price Waterhouse as independent accountants of the Company for the fiscal year ending December 31, 1994; and

          (7) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 23, 1994 as the record date for the determination of stockholders entitled to notice of, and to vote at, this meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to vote at the meeting or at any adjournment thereof. A list of stockholders entitled to vote will be kept at the principal offices of the Company at One International Place, Boston, Massachusetts 02110 for a period of ten days prior to the meeting.

     The business matters enumerated above are discussed more fully in the accompanying Proxy Statement. Whether or not you plan to attend the meeting, we urge you to study the Proxy Statement carefully and then fill out, sign and date the enclosed Proxy. Please mail your Proxy promptly in the enclosed return envelope, which requires no postage if mailed in the United States. If you do plan to attend the meeting, please so indicate in the box provided on the enclosed Proxy.

                                            By Order of the Board of Directors,

                                            JOHN C. VINCENT, JR.
                                            Secretary

April 4, 1994

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                      UNITED ASSET MANAGEMENT CORPORATION
                            ONE INTERNATIONAL PLACE
                          BOSTON, MASSACHUSETTS 02110
                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 1994

     The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of United Asset Management Corporation (the "Company" or "UAM") to be voted at the Annual Meeting of Stockholders to be held on Thursday, May 19, 1994 and at any adjournment thereof (the "Meeting").

     It is expected that copies of the Notice of Meeting, this Proxy Statement and the enclosed Proxy card will be mailed on approximately April 4, 1994 to each stockholder entitled to vote at the Meeting. UAM's Annual Report to Stockholders for the fiscal year ended December 31, 1993 accompanies this Proxy Statement.

                             ELECTION OF DIRECTORS

     The persons named as proxies in the accompanying Proxy card intend (unless authority to vote therefor is specifically withheld) to vote to fix the number of directors for the ensuing year at twelve, and to vote for the election of the twelve persons named below, being the nominees of the present Board, as directors to hold office until the next Annual Meeting and until their respective successors are elected and qualified. If any of the nominees becomes unavailable to serve as a director, the persons named as proxies have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected.

NOMINEES FOR ELECTION AS DIRECTORS

     Information regarding each nominee is presented below.

     Mr. Norton H. Reamer, age 58, is the founder of UAM and has been its President and a director since its inception in 1980. Mr. Reamer is also Chairman, President and a director of The Regis Fund, Inc., a series mutual fund, and a trustee or director in the Eaton Vance Group of Funds, which consists of over 70 investment company portfolios. He is also a trustee of Union College and a Governor of the Association for Investment Management and Research.

     Mr. John F. McNamara, age 52, joined UAM as Executive Vice President effective April 6, 1992 and was elected a director on July 15, 1992. Prior to joining UAM, he served since 1990 as Managing Director and Chief Executive Officer of Baring America Asset Management Co., the U.S. investment management subsidiary of Baring Brothers, a London-based investment management firm. For more than three years prior to holding that position, Mr. McNamara served as Director of Marketing for Baring International Investment Ltd.

     Mr. Richard A. Englander, age 51, has served as a principal of Barrow, Hanley, Mewhinney & Strauss, Inc., one of UAM's subsidiaries, for more than the past five years.

     Mr. Robert J. Greenebaum, age 76, retired as Treasurer of Inland Steel Company in May, 1981. Since 1981, Mr. Greenebaum has been a business consultant. Mr. Greenebaum is Chairman and a director of Selected American Shares, Inc., Selected Special Shares, Inc., and the Selected Capital Preservation Trust Series Funds, and is a director of the Blue Chip Value Fund, each of which is an investment company. He has been a director of UAM since February, 1982.

     Mr. Mark A. Lieb, age 43, has been President of Spectrum Asset Management, Inc., one of UAM's subsidiaries, for more than the past five years.

     Professor Jay O. Light, age 52, has been a professor at the Harvard Business School for more than five years and previously served as a Senior Associate Dean. His special areas of concentration are capital markets and investment management. From 1977 to 1979, Professor Light was the Director of Investment Policies at the Ford Foundation. Professor Light is also a director of Harvard Management Company, Inc. and a trustee of the College Retirement Equity Fund (CREF). Professor Light has been a director of UAM since May, 1987.

     Mr. Norman Perlmutter, age 60, has been Chairman and Chief Executive Officer of Heitman Financial Ltd., one of UAM's subsidiaries, for more than the past five years. He is currently a director of Chris Craft Industries, Inc., United Television, Inc. and McArthur/Glen Realty Corp. He has been a director of UAM since October, 1993.

     Mr. Edward I. Rudman, age 56, has been Chairman and President of Pell, Rudman & Co., Inc., one of UAM's subsidiaries, for more than the past five years. He is also the Chairman of the Board of Trustees of the Beth Israel Hospital.

     Mr. David I. Russell, age 51, is an independent financial consultant. Prior to March, 1989, he was a director of Warburg Securities, part of S.G. Warburg & Co., the international securities brokerage and investment banking group, and a director of S.G. Warburg & Co., Inc., a U.S. subsidiary of S.G. Warburg & Co. He has been a director of UAM since November, 1981.

     Mr. Philip Scaturro, age 55, is an Executive Vice President and a Managing Director of Allen & Company Incorporated, an investment banking firm. He has been with Allen & Company Incorporated as an Executive Vice President and Managing Director for more than the past five years. Mr. Scaturro is also a director of Savoy Pictures Entertainment, Inc. He has been a director of UAM since April, 1981.

     Mr. John A. Shane, age 61, has for more than the past five years been President of Palmer Service Corporation, a venture capital management company. Mr. Shane is also a director of Arch Communications Group, Inc. and Banyan Systems Incorporated and a trustee of TNE Funds Trust. He has been a director of UAM since November, 1981.

     Ms. Barbara S. Thomas, age 47, is currently Director, Business and Legal Affairs, for News International plc. Prior to joining News International, Ms. Thomas served as a Managing Director of the investment banking firm, Cramer Rosenthal McGlynn, Inc., from November, 1990 to February, 1993. From August, 1986 to March, 1990, she served as Senior Vice President and Group Head of The International Private Banking Group at Bankers Trust Company. From 1980 to 1983, she served as a Commissioner of the Securities and Exchange Commission. She is currently a director of Astro Communications, Inc. She has been a director of UAM since January, 1993.

     Each of the nominees except Messrs. Englander, Lieb and Rudman is presently serving as a director and was elected to that position at the 1993 Annual Meeting or as indicated above. It is the policy of UAM's Board of Directors to nominate for election to the Board each year several principals of its subsidiaries and to rotate these seats on the Board annually among such firms. Messrs. Perlmutter, Englander, Lieb and Rudman are currently being nominated for these seats.

     The Board of Directors met 7 times during 1993 and acted by unanimous consent on 3 occasions. The Board of Directors has appointed an Audit Committee and a Compensation Committee, both of which are reappointed annually. The Audit Committee, consisting of Mr. Shane, Chairman, Mr. Greenebaum, Mr. Scaturro and Ms. Thomas, met twice in 1993, and has recommended to the Board of Directors the selection of Price Waterhouse to serve as the Company's independent accountants for the year ending December 31, 1994. The Compensation Committee, consisting of Mr. Scaturro, Chairman, Mr. Shane and Mr. Light, met or acted by unanimous consent on 26 occasions during 1993 to grant stock options under UAM's stock option plans, and to determine directors' and officers' compensation for 1993 and 1994.

DIRECTORS' FEES

     Outside directors (that is, directors other than those employed by UAM or one of its subsidiaries) receive an annual fee of $20,000, plus $4,000 for each regular meeting of the Board of Directors attended and an additional fee of $4,000 for attendance at the Company's Annual Planning Meeting of the Board of Directors. Each member of either the Audit or Compensation Committee of the Board receives an additional $6,000 annual fee.

     Pursuant to the terms of the Company's stock option plans, each director who is not an officer or employee of the Company or one of its subsidiaries and who is not eligible to participate under any other Company stock-related plan and who is then serving as a director (an "Eligible Director"), has already been or will be granted 3,000 non-incentive stock options on the 30th day following the Annual Meeting of Stockholders of UAM (the "Annual Meetings") in years 1989 through 1996. The exercise price per share for these options is the fair market value on the date of the grant. Options granted to Eligible Directors will be exercisable in full beginning six months after the date of grant and terminate after five years. Such options generally cease to be exercisable six months after an Eligible Director ceases to be a director. The stockholders are being asked to approve the UAM 1994 Eligible Directors Plan, which will supersede existing director stock option plans, and pursuant to which Eligible Directors will be granted additional options. See APPROVAL OF UAM 1994 ELIGIBLE DIRECTORS STOCK OPTION PLAN.

CERTAIN TRANSACTIONS

     During 1993, Mr. David I. Russell served as a consultant to the Company for an annual fee of $200,000. He will continue to serve in such capacity during 1994 pursuant to a consulting agreement.

     As of March 16, 1994, two entities in which Mr. Norman Perlmutter owns an indirect beneficial interest owed $2,532,268 and $5,220,000, respectively, to subsidiaries of Heitman Financial Ltd. ("Heitman"), one of UAM's Affiliated Firms. All but $400,000 of such obligations are represented by promissory notes bearing interest at a variable rate based on either the Prime interest rate plus one-half of one percent or a LIBOR rate election with respect to the first note and 6% with respect to the second note, and were incurred prior to UAM's acquisition of Heitman in connection with the acquisition or refinancing by such entities of interests in real estate. The balance of $400,000 was an unsecured advance to such entity to fund operating expenses and was also made prior to UAM's acquisition of Heitman. The indicated balances are also the highest amount outstanding during calendar year 1993 under such obligations.

     As required by Securities and Exchange Commission ("SEC") Rules under
Section 16(a) of the Securities Exchange Act of 1934, the Company reports that a Form 4 with respect to a certain transfer of the Company's Common Stock by Mr. Perlmutter was filed late.

                             EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

     The executive officers of the Company are elected by the Board of Directors and hold office until the first meeting of the Board of Directors following the Annual Meeting. Norton H. Reamer is the Company's President and John F. McNamara is the Executive Vice President. Certain information concerning their respective backgrounds is presented above under Nominees for Election as Directors. The other executive officers of the Company are as follows:

     Mr. William H. Park, age 46, joined UAM as Vice President in 1982 and was named Senior Vice President and Treasurer in 1985. Mr. Park is also a Vice President of The Regis Fund, Inc., a mutual fund.

     Mr. Franklin H. Kettle, age 36, joined UAM in September, 1986 and was named Vice President in December of that year and Senior Vice President in May of 1991.

     Mr. William B. Budd, age 58, joined UAM as a Senior Vice President in July, 1989. For more than five years prior to joining UAM, he had been with Chemical Investment Management Company, Inc. where he served as Managing Director in charge of fixed income investments.

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table on page 4 shows all compensation paid for services rendered during the past three years to each of the Company's executive officers.

STOCK OPTIONS

     The Company has in effect three stock option plans, the 1987 Stock Option Plan, the 1989 Stock Option Plan and the 1992 Stock Option Plan, pursuant to which an aggregate of 4,400,000 shares of common stock, $.01 par value, of the Company ("Common Stock") have been reserved for issuance to directors and executive officers and other key employees of the Company and its subsidiaries who have substantial responsibility for the Company's management and growth. As of March 16, 1994, an aggregate of 517,223 shares of Common Stock remained available for issuance under those plans. If the proposals to approve the UAM 1994 Stock Option Plan and the UAM 1994 Eligible Directors Stock Option Plan are approved by the stockholders at the Meeting, such plans will supersede the current option plans and the Company will have available 3,200,000 shares of Common Stock for options. The tables on page 5 show information relating to grants of such options to, and the exercise of options by, the executive officers during the year ended December 31, 1993, as well as information relating to the unexercised options held by the executive officers as of December 31, 1993.

                           SUMMARY COMPENSATION TABLE

                                                                  LONG TERM
                                                             COMPENSATION AWARDS
                                                             -------------------
                                    ANNUAL COMPENSATION           NUMBER OF           ALL OTHER
   NAME AND PRINCIPAL              ---------------------      SHARES UNDERLYING      COMPENSATION
        POSITION          YEAR      SALARY       BONUS         OPTIONS GRANTED          (1)(2)
- ------------------------  -----    ---------    --------     -------------------     ------------
Norton H. Reamer........   1993     $720,000    $417,200            27,700             $ 38,844
President and Director     1992      720,000     179,000            21,000               38,844
                           1991      600,000         N/A            27,000
John F. McNamara*.......   1993      620,000     357,600            50,000               34,350
Executive Vice President   1992      450,000     179,000           100,000                3,375
and Director
William H. Park.........   1993      400,000     178,800            15,200               33,675
Senior Vice President      1992      360,000      64,000            12,500               32,990
and Treasurer              1991      295,000         N/A            18,000
Franklin H. Kettle......   1993      290,000     188,838            13,200               32,135
Senior Vice President      1992      250,000     211,437             9,000               31,527
                           1991      187,500      70,083            12,000
William B. Budd.........   1993      290,000     188,838            13,200               38,844
Senior Vice President      1992      270,000     211,437             9,000               38,078
                           1991      245,000      70,083            14,000

- ---------------

*   Mr. McNamara joined the Company in April, 1992.

(1) "All Other Compensation" is not required to be reported for 1991.

(2) Includes Company-paid life insurance premiums and Company contributions to the individual's profit sharing retirement plan account, respectively, in the following amounts for the year ended December 31, 1993: Mr. Reamer, $8,844 and $30,000; Mr. McNamara, $4,350 and $30,000; Mr. Park, $3,675 and
    $30,000; Mr. Kettle, $2,135 and $30,000; and Mr. Budd, $8,844 and $30,000.


                            OPTION GRANTS IN 1993(1)

                           NUMBER OF
                             SHARES                                 EXERCISE                        GRANT
                           UNDERLYING       PERCENT OF TOTAL         OR BASE                         DATE
                            OPTIONS        OPTIONS GRANTED TO         PRICE       EXPIRATION       PRESENT
          NAME              GRANTED         EMPLOYEES IN 1993       PER SHARE        DATE          VALUE(2)
- -------------------------  ----------     ---------------------     ---------     ----------     ------------
Norton H. Reamer.........    27,700                3.45%             $ 30.00        01/27/98       $223,215
John F. McNamara.........    50,000                6.23                30.00        01/27/98        402,915
William H. Park..........    15,200                1.89                30.00        01/27/98        122,486
Franklin H. Kettle.......    13,200                1.65                30.00        01/27/98        106,370
William B. Budd..........    13,200                1.65                30.00        01/27/98        106,370

- ---------------

(1) The per share option price in the table is the fair market value of the Common Stock on the date of the grant. All options are exercisable 25% a year over a period of 4 years. The Company's stock option plans are administered by the Compensation Committee of the Board of Directors which has authority to determine the key employees and executive officers of the Company and its subsidiaries to whom, and the terms and conditions at which, options will be granted under the stock option plans.

(2) The Company has used the Black-Scholes Model for options pricing to calculate present value as of the date of the grant. This Model relies on the following assumptions which may prove to be inaccurate in the future: stock price volatility of 0.2638; dividend yield of 2.40%; risk-free rate of return of 5.86%; and exercise date of January 27, 1998. The Model also assumes a liquid market for options although the options awarded under the Company's plans may not be transferred. Further, exchange-traded options may be exercised immediately; however, the Company's options are subject to certain vesting rules. For these reasons, the Company believes that the Model may overstate the value of the options it awards. Their actual value, if any, will depend on the market price of the Company's Common Stock on the date of exercise.

                          AGGREGATED OPTION EXERCISES
                 IN 1993 AND OPTION VALUES AT DECEMBER 31, 1993

                                                                   NUMBER OF
                                                                     SHARES
                                                                   UNDERLYING           VALUE OF
                                                                  UNEXERCISED         UNEXERCISED
                                                                   OPTIONS AT         IN-THE-MONEY
                                                                  DECEMBER 31,         OPTIONS AT
                                                                      1993        DECEMBER 31, 1993(1)
                                                                 --------------   --------------------
                                    SHARES ACQUIRED    VALUE      EXERCISABLE/        EXERCISABLE/
               NAME                   ON EXERCISE     REALIZED   UNEXERCISABLE       UNEXERCISABLE
- ----------------------------------  ---------------   --------   --------------   --------------------
Norton H. Reamer..................       16,802       $397,149   26,895/ 61,949   $  535,821/$ 859,450
John F. McNamara..................           --             --   25,000/125,000     387,500/ 1,687,500
William H. Park...................       23,762        408,436   24,126/ 37,574     515,087/   543,263
Franklin H. Kettle................       12,400        282,800   20,850/ 28,950     464,250/   407,850
William B. Budd...................       15,000        318,750   13,752/ 28,448     279,729/   391,621

- ---------------

(1) An "In-the-Money" option is an option for which the option price of the underlying stock is less than the December 31, 1993 market price; the value shown reflects stock price appreciation since the date of the granting of the option.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors has primary responsibility for analyzing the compensation of executive officers of the Company, establishing performance goals for executive officers, making recommendations to the full Board of Directors with respect to such compensation, and administering the Company's Stock Option Plans. In recommending salaries for the Company's President and the other executive officers named in the Summary Compensation Table (the President and such other officers, the "Executive Officers") in the year ended December 31, 1993, the Compensation Committee considered the overall performance of the Company, particularly in terms of revenues, earnings, earnings per share, Operating Cash Flow (Cash flow provided by operations before working capital changes), assets under management and breadth of operations; the contribution of each officer to such performance; the responsibilities of each officer and the increase in those responsibilities during the year as a result of the Company's growth; the importance of the individual to the future growth and profitability of the Company; cash compensation levels of competitors in the industry (these competitors are included in the peer group index appearing in the performance graph on p. 7 hereof); and the success of the management team in achieving the Company's short-term and long-term goals. Although all of such factors were considered by the Committee in exercising its judgment as to compensation levels for the President and the other Executive Officers, no precise formula was used to weight the relative importance of such factors. Based on publicly available information, the Committee believes that cash compensation of the President and the other Executive Officers for 1993 was at or near the median of the range of cash compensation paid by the Company's competitors in the industry. In allocating compensation between salary, bonuses and stock options, the Committee seeks to provide appropriate balance between current fixed and performance-related compensation, and long-term incentives.

     The President's compensation for 1993 reflected the overall improved performance of the Company as reflected in the substantial growth in Operating Cash Flow, revenues and earnings over the past year, and the increase in assets under management. It also reflected the number and quality of acquisitions completed, and the growing responsibility of the President in overseeing an increasing portfolio of affiliated firms. Although the Compensation Committee considered all of such factors in determining the President's compensation, it did not apply any precise formula to weight the relative importance of such factors.

     Bonus payments to Executive Officers for the year ended December 31, 1993 were based entirely on the Company's performance. Bonuses for 1993 for Executive Officers with overall executive and operating responsibilities were calculated by multiplying a fixed amount ($140,000 for Mr. Reamer, $120,000 for Mr. McNamara and $60,000 for Mr. Park) by the excess of the Company's Operating Cash Flow per share each quarter over $.25. The Company's Operating Cash Flow per share for the year ending December 31, 1993 was $3.85 calculated on the same basis as earnings per share. The Compensation Committee and the Board of Directors of the Company consider Operating Cash Flow per share to be the most important basis for measuring the value of the Company to its stockholders. Bonuses for Executive Officers primarily responsible for acquisitions (Messrs. Kettle and Budd) were based on the annualized amount of base revenue sharing that is expected to accrue to the Company for acquisitions completed during the year. Such base revenue sharing was approximately $23,845,000 in 1993.

     The Compensation Committee has noted that The Revenue Reconciliation Act of 1993 includes a provision that establishes a limit for the deduction of compensation paid by public companies to certain executive officers. However, amounts paid pursuant to a performance based compensation arrangement approved by stockholders are deductible even if they result in total compensation over the limit. One policy behind the new provision is to encourage public companies to tie compensation of key executives to verifiable criteria of performance for the company and to promote stockholder participation in approving such compensation arrangements. The Compensation Committee believes that the bonus arrangements described above appropriately align compensation of UAM's executives to key measures of value to stockholders and are of the type that the new tax provisions are intended to encourage. As contemplated by such provisions, the Board is submitting for shareholder approval the material terms of those arrangements.

     The Company's Compensation Committee based option grants to Executive Officers of the Company for the 1993 fiscal year on the relative base salaries and bonuses of such officers of the Company, without any adjustment for the size of previous option grants to any of them, except for the options granted to Mr. McNamara which were included in his compensation package when he joined the Company in 1992. Because the Company's stock option awards are based on salary, which is in turn based on the factors set forth in the first paragraph of this report, its stock option awards are indirectly based on those same factors.

                                          Compensation Committee

                                          Philip Scaturro, Chairman
                                          Jay O. Light
                                          John A. Shane

                           COMPANY STOCK PERFORMANCE

     Set forth below is a line graph comparing, over a five-year period commencing December 31, 1988 (the "Commencement Date"), the total return on the Company's Common Stock with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and an asset management industry composite, a self-constructed peer group index (the "Indexes"). This graph assumes a common starting point of $100 invested on December 31, 1988. Total return for the Company as well as for the Indexes is determined on a yearly basis by adding (a) the cumulative amount of dividends from the Commencement Date to the end of the year in question (assuming dividend reinvestment) and (b) the difference between the share price at the Commencement Date and at the end of such year, the sum of which is then divided by the share price at the Commencement Date.

   CUMULATIVE TOTAL RETURN FOR THE FIVE-YEAR PERIOD ENDING DECEMBER 31, 1993

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)             UAM           S&P 500       PEER GROUP
1988                                  100.00         100.00           100.00
1989                                  136.20         131.59           149.81
1990                                  124.38         127.49           138.26
1991                                  238.39         166.17           261.76
1992                                  240.35         178.81           290.36
1993                                  330.35         196.75           390.96

* Includes Alliance Capital Management L.P., American Capital Management and Research (included for 1989 only, as no information is available for later periods), Atalanta Sosnoff Capital Corp., Bull & Bear Group, Inc., Colonial Group, Inc., Dreyfus Corp., Duff & Phelps Corp., Eaton Vance Corp., Franklin Resources, Inc., New England Investment Companies (formerly Reich & Tang L.P.), Oppenheimer Capital, L.P., The Pioneer Group, Inc., T. Rowe Price Associates, and Thomson Advisory Group L.P.

                               VOTING SECURITIES

     Only the record holders of shares of Common Stock of the Company at the close of business on March 23, 1994 may vote at the Meeting. Each share of Common Stock is entitled to one vote on the matters to be voted upon at the meeting.

     On March 16, 1994 there were 28,209,939 shares of Common Stock issued and outstanding. The following table sets forth certain information, as of March 16, 1994, with respect to the beneficial ownership of UAM's Common Stock (i) by each person who is known by UAM to own beneficially more than 5% of its Common Stock,
(ii) by each of UAM's directors and nominees, (iii) by the chief executive officer and each of the Company's four other most highly compensated executive officers, and (iv) by all of UAM's executive officers and directors as a group. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by each of them, subject to community property laws, where applicable. Under the heading "Number of Shares Issuable" are listed (and under the heading "Total" are included) shares issuable within 60 days of the date of this Proxy Statement upon the exercise or conversion of warrants or stock options owned by the party indicated. The percentage owned is calculated with respect to each party by treating its issuable shares as outstanding, in accordance with rules of the Securities and Exchange Commission.

BENEFICIAL OWNERSHIP OF COMMON STOCK

           NAME OF BENEFICIAL OWNER               NO. OF        NO. OF
           (AND ADDRESS OF OWNER OF               ISSUED        SHARES
            MORE THAN FIVE PERCENT)               SHARES       ISSUABLE       TOTAL       PERCENT
- -----------------------------------------------  ---------     --------     ---------     -------
Norton H. Reamer...............................  1,122,673       50,819     1,173,492       4.15%
Denver Investment Advisors(1)..................  1,500,300        --        1,500,300       5.32
  633 17th Street
  Denver, CO 80270
Richard A. Englander...........................     17,501        6,000        23,501       *
Robert J. Greenebaum...........................     16,600       12,000        28,600       *
Mark A. Lieb...................................     --            2,750         2,750       *
Jay O. Light...................................      2,000       15,000        17,000       *
John F. McNamara...............................      2,000       62,500        64,500       *
Michael C. Mewhinney(2)(3)(4)..................    268,188      221,316       489,504       1.72
W. Olin Nisbet, III(2)(3)(5)...................    243,351        --          243,351       *
Norman Perlmutter(2)...........................    177,671        --          177,671       *
David A. Polak(2)(3)(6)........................     --          853,527       853,527       2.94
Edward I. Rudman...............................         29       62,728        62,757       *
David I. Russell...............................      1,000       15,000        16,000       *
Philip Scaturro(7).............................     49,932       15,000        64,932       *
John A. Shane(8)...............................     16,200        6,000        22,200       *
John T. Siegel(2)(3)(9)........................    267,910        --          267,910       *
Barbara S. Thomas..............................     --            3,000         3,000       *
William H. Park................................     77,330       39,550       116,880       *
Franklin H. Kettle.............................     14,300       28,800        43,100       *
William B. Budd................................      6,000       24,301        30,301       *
All UAM Executive Officers and Directors as a
  Group
  (16 Persons).................................  2,265,155     1,346,813    3,611,968      12.22

- ---------------

* Indicates less than 1%

(1) The named security holder has sole dispositive power with respect to all of such shares and sole voting power with respect to 885,450 of such shares as of March 16, 1994. First Interstate Bancorp, the ultimate parent corporation of such security holder ("First Interstate"), filed a Schedule 13G with the Securities and Exchange Commission indicating beneficial ownership of an aggregate of 1,444,849 shares as of December 31, 1993 (which number included the shares beneficially owned by the named security holder as of such date). According to the Schedule 13G, First Interstate had sole voting power with respect to 736,090 shares, shared voting power with respect to 103,574 shares, sole dispositive power with respect to 1,178,400 shares and shared dispositive power with respect to 266,449 shares as of December 31, 1993.

(2) The named security holder is a former owner of a UAM subsidiary, and as such received (directly or indirectly) a portion of the purchase price paid in connection with such transaction in UAM Stock. The security holder had no connection with UAM prior to such acquisition.

(3) The named security holder is a current director of UAM who is not standing for reelection.

(4) Excludes a total of 645,948 shares issuable within 60 days hereof upon exercise of warrants at $23 per share and 805,808 issued shares beneficially owned in varying amounts by James P. Barrow, Bryant M. Hanley, Jr. and John L. Strauss, each of whom has sole voting and investment power with respect to the shares owned by him and each of whom was, with Mr. Mewhinney, a party to the acquisition agreement pursuant to which UAM acquired Barrow, Hanley, Mewhinney & Strauss, Inc. Each of these four persons disclaims beneficial ownership of the shares beneficially owned by each of the others.

(5) Includes 6,000 shares for which Mr. Nisbet shares voting and investment power with a family partnership; and excludes 950 shares for which Mr. Nisbet's wife has sole voting and investment power.

(6) All of such shares are issuable within 60 days hereof upon exercise of warrants at $33 per share held by the NWQ Charitable Remainder Unitrust of which Mr. Polak is the sole trustee.

(7) Excludes 1,370,994 shares of Common Stock owned by entities affiliated with Allen Holding Inc. of which Mr. Scaturro is an Executive Vice President and Managing Director. Also excludes 8,100 shares of Common Stock owned by the Philip Scaturro Foundation, of which Mr. Scaturro is President, Treasurer and Trustee. Mr. Scaturro disclaims beneficial ownership of all such shares.

(8) Includes 1,132 shares of Common Stock owned by Palmer Service Corporation, of which Mr. Shane is President.

(9) Includes 20,000 shares for which Mr. Siegel shares voting and investment power with his wife; and excludes 37,492 shares for which Mr. Siegel's wife has sole voting and investment power.

                   APPROVAL OF THE UAM 1994 STOCK OPTION PLAN

     The Board has adopted and recommends that the stockholders approve the United Asset Management Corporation 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan has been adopted to ensure that an adequate number of option shares are available to provide appropriate incentives to key employees and other persons who provide significant services to UAM and its thirty-nine affiliated firms. The future success of an institutional investment management organization such as UAM is highly dependent on the retention and continuing motivation of the key professionals and administrative staff who work in the operating firms and the parent company corporate offices or perform other key services for the Company. The Company has found that an active program of awarding stock options to those key employees and other persons has been, and management believes will continue to be, an important component of their compensation arrangements in a manner that will directly associate their interests with those of the stockholders of the Company.

     The Company currently has only 517,223 shares available for future option grants under all existing plans. The Company believes that additional option shares should be made available to give the Company maximum flexibility in providing appropriate incentives to key personnel. If approved at the Meeting, the 1994 Plan and the 1994 Directors Plan (described below) will supersede all existing company stock option plans. Upon stockholder approval, 2,900,000 shares of Common Stock will become available under the 1994 Plan, and 300,000 shares will become available under the 1994 Directors Plan.

     Because certain directors of the Company are employees of the Company or its subsidiaries, such directors, as well as the executive officers identified on pages 1 and 3 above and other key employees and service providers, will be eligible to participate in the 1994 Plan and may be granted options thereunder.

MATERIAL FEATURES OF THE 1994 PLAN

     The 1994 Plan provides for the granting of Incentive Stock Options ("ISOs") and Non-Incentive Stock Options ("NISOs") to purchase shares of Common Stock, $.01 par value ("Common Stock"). The 1994 Plan also provides for the granting of "approved" options to employees working in the United Kingdom ("U.K. Options"). Under the 1994 Plan ISOs, NISOs and U.K. Options may be granted for the purchase of up to an aggregate of 2,900,000 shares of the Common Stock. The closing price of the Common Stock as reported by the New York Stock Exchange on March 16, 1994 was $40.00 per share.

     The general purpose of the 1994 Plan is to encourage employees who have substantial responsibility for the Company's (including affiliated firms) management and growth to maintain their employment and to increase their proprietary interest in the success of the Company and to motivate other individuals who provide important services to the Company. All executive officers and other key employees of the Company and its subsidiaries, as well as non-employees who provide important services to the Company (all such individuals hereinafter "Employees"), are eligible to participate in the 1994 Plan. At present, the Company and its subsidiaries have approximately 300 such employees (including the Executive Officers) who are eligible to participate in the 1994 Plan.

     The 1994 Plan and the grant of options thereunder will be administered by the Compensation Committee of the Board of Directors consisting of not less than three directors who are both "disinterested," as that term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and "outside," as that term is defined in proposed regulations relating to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     The Compensation Committee will have the power to determine which Employees will be granted options under the Plan, whether such options will be ISOs, NISOs or U.K. Options (subject in each case to applicable legal restrictions), the number of shares of Common Stock covered by, and the duration of, each option so granted under the 1994 Plan, and other terms and conditions applicable to each option so granted under the 1994 Plan. These determinations are made at the time the option is granted. The Compensation Committee will also be authorized to interpret the 1994 Plan and prescribe rules and regulations relating to the 1994 Plan. In selecting the Employees to whom options will be granted and in deciding how many shares will be subject to each option, the Compensation Committee will consider, among other relevant factors, the importance of an Employee's duties, the Employee's experience with the Company or a subsidiary of the Company, the Employee's future value to the Company or a subsidiary of the Company, and the Employee's present and potential contribution to the success of the Company and its subsidiaries.

     In accordance with Code Section 162(m), a public company may not deduct certain executives' compensation in excess of $1 million per individual unless such compensation is performance-based. Options are deemed performance-based only to the extent that, among other things, the plan to which they relate specifies the maximum number of options which may be granted to any Employee during a specified period of time. Accordingly, the 1994 Plan indicates that the maximum number of options which may be granted to an Employee in any calendar year is 100,000.

     The price at which shares of Common Stock may be purchased upon the exercise of options granted under the 1994 Plan also will be determined by the Compensation Committee at the time the option is granted within certain parameters. In the case of ISOs and U.K. Options, the exercise price per share may not be less than the fair market value of a share of Common Stock on the date the option is granted, or, in the case of an ISO granted to an employee who owns over 10% of the Common Stock at the time of grant, the exercise price per share may not be less than 110% of such fair market value. A non-employee may not be granted ISOs or U.K. Options under the 1994 Plan. The exercise price per share for NISOs granted to key Employees may not be less than 50% of the fair market value of a share of Common Stock on the date of grant, except that the exercise price per share of a NISO granted to a Covered Employee may not be less than 100% of the fair market value of a share of Common Stock on the grant date. The term "Covered Employee" includes the chief executive officer of UAM at the end of any taxable year and those individuals whose compensation is required to be disclosed in the Proxy Statement Summary Compensation Table. No option under the 1994 Plan may be granted with an exercise price less than the par value of the Common Stock. The Company receives no consideration from an optionee for the grant of an option under the 1994 Plan.

     The aggregate fair market value (determined at the time the option is granted) of the stock with respect to which ISOs are exercisable for the first time by an individual during any calendar year under all plans of the Company may not exceed $100,000. The aggregate fair market value (determined at the time the option is granted) of the stock with respect to which U.K. Options are outstanding for an individual under all plans of the Company may not exceed the greater of (i) four times the Employee's taxable pay (for the current or previous U.K. tax year, whichever is greater) and (ii) U.K. L100,000 sterling. (The U.K. tax year is the twelve-month period beginning each April 6.)

     In the event an option granted under the 1994 Plan expires or terminates before it has been exercised in full, the shares of Common Stock allocable to the unexercised portion of such option will be available for the grant of future options under the 1994 Plan.

     Any stock option granted under the 1994 Plan will be transferable only by will or under the laws of descent and distribution. The Compensation Committee is given discretion under the 1994 Plan to grant NISOs which the option holder may transfer to family members, either outright or in trust. In the event that an Employee who holds an option granted under the 1994 Plan dies before the date of expiration of such option, such option will terminate one year following the date of death (subject to the condition that no ISO or U.K. Option may be exercisable after the expiration of five or ten years from its date of grant, as applicable), and may be exercised prior to such termination by the executors or administrators of the estate of such holder or (except for U.K. Options) by any person to whom such option may have been transferred by will or under the laws of descent and distribution. All options granted under the 1994 Plan to employees will terminate no later than three months after the severance of the employment relationship between the Company and the optionee for any reason, for cause or without cause, other than death.

     Employees who exercise options to purchase securities under the 1994 Plan shall pay cash in the full amount of the option price at the time of exercise and/or shall deliver other shares of Common Stock owned by the Employee with a fair market value equal to the exercise price of the option shares to be purchased. If, however, the Compensation Committee determines in good faith that an exercise of an option through the delivery of shares of the Company's Common Stock is not in the best interest of the Company, the Committee may withhold the right to so exercise the option and require payment of the purchase price in cash.

     At the discretion of the Compensation Committee, options granted under the 1994 Plan may be made exercisable in installments which become available to the optionee from time to time during the term of the option, and the expiration date of each option will be determined by the Compensation Committee at the time such option is granted. However, no ISO or U.K. Option granted under the 1994 Plan may be exercised more than ten years after the date of grant, and no ISO granted to a person who owns over 10% of the Common Stock at the time of grant may be exercised more than five years following the date of grant. The 1994 Plan itself expires in 2004.

     The aggregate number and kind of shares reserved under the 1994 Plan, the number of shares as to which options have been granted to any individuals, and the option prices per share shall be appropriately adjusted by the Board of Directors of the Company (with the advice of the Company's auditors and the consent of the Board of Inland Revenue, in the case of shares with respect to which U.K. Options are outstanding) in the event of any recapitalization, stock split, stock dividend, combination of shares, or other similar change in the capitalization of the Company, but no adjustment in any option price shall be made which would reduce the option price to less than the par value per share. In the event of a dissolution, liquidation, merger, consolidation or reorganization of the Company, the Board may decide to terminate each outstanding option as of the date of such event, and if it does so, shall suspend the exercise of all outstanding options a reasonable time prior to any such event upon fourteen days advance notice of such suspension to each optionee so as to permit exercise of outstanding options prior to such suspension.

     The Compensation Committee may also grant NISOs which in one or more respects do not meet the requirements for ISOs established by Section 422 of the Code. Options which otherwise qualify as ISOs may be issued as NISOs under the 1994 Plan, if the option so specifies at the time of the grant. Subject to the terms of the 1994 Plan, the Compensation Committee, in its sole discretion, may establish the terms and conditions for each NISO which it grants.

     Within certain limits, the Board has the right to alter, amend or revoke the 1994 Plan. The Board may not, however, without the approval of the shareholders, alter or amend the Plan to increase the maximum number of shares of Common Stock that may be issued under the 1994 Plan; materially increase the benefits accruing to participants under the 1994 Plan; or materially modify the requirements as to eligibility for participation in the 1994 Plan.

U.K. OPTIONS

     The 1994 Plan provides for the granting of "approved" options to Employees of the Company or its subsidiaries who are subject to income tax laws of the United Kingdom. U.K. Options will be subject to certain additional terms as required by Sections 185-187 and Schedule 9 of the Taxes Act 1988. U.K. Options shall be granted only to Employees who are required to work at least 20 hours per week for the Company or its subsidiaries (25 hours per week, in the case of Employees who are also directors of the Company or its subsidiaries). U.K. Options shall not be granted to any Employee who at the time of the grant would hold outstanding U.K. Options under all plans of the Company to purchase shares of the Common Stock with a value in excess of that described in the preceding section on page 11. The Company expects that the Board of Inland Revenue of the United Kingdom will approve the portions of the 1994 Plan under which the U.K. Options will be granted, and thus the U.K. Options are expected to provide significant U.K. income tax benefits to Employees who receive and exercise such options.

U.S. INCOME TAX ASPECTS OF STOCK OPTIONS

     The rules governing the tax treatment of options and stock acquired upon the exercise of options are quite technical. Therefore, the description of tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

     ISOs granted pursuant to the 1994 Plan are intended to qualify as "Incentive Stock Options" within the meaning of Section 422 of the Code. If the participant makes no disposition of the shares acquired pursuant to exercise of an ISO within one year after the transfer of shares to such participant and within two years from grant of the option, such participant will realize no taxable income as a result of the grant or exercise of such option; any gain or loss that is subsequently realized will be treated as long-term capital gain or loss, as the case may be. Under these circumstances, the Company will not be entitled to a deduction for federal income tax purposes with respect to either the issuance of such incentive options or the transfer of shares upon their exercise. Under current law, long-term capital gain is taxed at a maximum rate of 28%.

     If shares subject to ISOs are disposed of prior to the expiration of the above time periods, the participant will recognize ordinary income in the year in which the disqualifying disposition occurs, the amount of which will generally be the lesser of (i) the excess of the market value of the shares on the date of exercise over the option price, or (ii) the gain recognized on such disposition. Such amount will ordinarily be deductible by the Company for federal income tax purposes in the same year, provided that the Company satisfies certain federal income tax withholding requirements. In addition, the excess, if any, of the amount realized on a disqualifying disposition over the market value of the shares on the date of exercise will be treated as capital gain.

     A participant who acquires shares by exercise of a NISO generally recognizes as taxable ordinary income, at the time of exercise, the difference between the exercise price and the fair market value of the shares on the date of exercise. The amount of the participant's taxable income will ordinarily be deductible by the Company in the same year in which the participant recognizes the taxable income, provided that the Company satisfies certain federal income tax withholding requirements and subject to the requirements of Section 162(m) with respect to Covered Employees described above.

BENEFITS UNDER SUPERSEDED PLANS

     As a result of the discretionary nature of the 1994 Plan, it is not possible to determine who the participants in such Plan will be, or the number of options or other awards to be received by any person or group under such Plan. If approved by the stockholders, however, the 1994 Plan and the 1994
Directors Plan, described below, will supersede the Company's existing stock option plans. The following table sets forth information with respect to the grant of options under such superseded plans to the executive officers named in the Summary Compensation Table (the "Executive Officers"), to all current executive officers as a group, to all non-executive directors as a group, and to all other employees as a group, during the last fiscal year.

                                                                                  VALUE OF
                                                                                UNEXERCISED
                                                                                IN-THE-MONEY
                                                                                 OPTIONS ON
                                                                  NUMBER       MARCH 22, 1994
                      NAME AND POSITION                          OF UNITS          ($)(1)
- -------------------------------------------------------------    ---------     --------------
Norton H. Reamer.............................................      27,700           252,763
  President and Director
John F. McNamara.............................................      50,000           456,250
  Executive Vice President and Director
William H. Park..............................................      15,200           138,700
  Senior Vice President and Treasurer
Franklin H. Kettle...........................................      13,200           120,450
  Senior Vice President
William B. Budd..............................................      13,200           120,450
  Senior Vice President
All current Executive Officers as a Group (5 persons)........     119,300         1,088,613
Non-Executive Director Group (11 persons)....................      18,000                --
Non-Executive Officer Employee Group.........................     664,879         4,608,944

- ---------------

(1) An "In-the-Money" option is an option for which the option price of the underlying stock is less than the March 22, 1994 market price; the value shown reflects stock market appreciation since the date of the granting of the option.

     Each nominee for director received the following option grants in 1993: Mr. Reamer, 27,700 shares; Mr. McNamara, 50,000 shares; each of Messrs. Greenebaum, Light, Russell, Scaturro, Shane, and Ms. Thomas, 3,000 shares; Mr. Lieb, 6,000 shares. No options were granted to any of Messrs. Englander, Perlmutter or Rudman in 1993.

VOTE REQUIRED FOR APPROVAL

     Adoption of the UAM 1994 Stock Option Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Meeting and entitled to vote thereon, provided that the number of votes cast for and against the 1994 Plan must exceed 50% of the number of shares entitled to vote thereon. See "Quorum and Voting Procedures" on page 18. The shares represented by the proxies solicited by the Board of Directors will be voted for the approval of the 1994 Plan unless a contrary choice is specifically indicated. The Board of Directors recommends a vote FOR approval of the UAM 1994 Stock Option Plan.

         APPROVAL OF THE UAM 1994 ELIGIBLE DIRECTORS STOCK OPTION PLAN

     The Board has adopted and recommends that the stockholders approve the United Asset Management Corporation 1994 Eligible Directors Stock Option Plan (the "1994 Directors Plan"). Like the Company's existing director stock option plans, all of which will be superseded upon approval of the stock option plans to be considered at the Meeting, the 1994 Directors Plan provides for annual automatic grants of options to Eligible Directors (as defined below). Regular Option grants under the new plan will cover 5,000 shares rather the 3,000 shares available under existing plans. These options will be exerciseable at a price equal to the fair market value of the underlying stock on the date of grant and are provided to attract, retain, and incent directors and to promote a strong identity of interests among the Company, the directors and the stockholders.

     The 1994 Directors Plan also incorporates a new feature which will allow any Eligible Director to waive all or part of his or her annual cash retainer fee and receive instead an option, the exercise price for which will be discounted 25% from market. The aggregate discount in the exercise price for these options will be equal to the cash retainer waived. The Company will receive the benefit of greater equity investment by its directors while saving the cash otherwise payable for fees. The Company believes that this aspect of the 1994 Directors Plan will encourage directors to make greater equity investment in UAM.

MATERIAL FEATURES OF THE 1994 DIRECTORS PLAN

     The 1994 Directors Plan provides for the granting of non-incentive stock options ("NISOs") to purchase up to an aggregate of 300,000 shares of Common Stock. The closing price of Common Stock as reported by the New York Stock Exchange on March 16, 1994 was $40.00 per share.

     The 1994 Directors Plan and the grant of options thereunder are intended to be self-governing. To this end, the 1994 Directors Plan requires no discretionary action by any administrative body, although the Compensation Committee will be authorized to interpret any issues arising under the 1994 Directors Plan.

     The 1994 Directors Plan covers only directors of the Company who are not officers or employees of the Company or its subsidiaries and who are not eligible to participate in any Company stock-related plan ("Eligible Directors"). Currently there are six Eligible Directors on UAM's Board of Directors.

REGULAR OPTIONS

     Each Eligible Director then serving as a director will automatically be granted NISOs for 5,000 shares of Common Stock on the 30th day following the Annual Meeting in each of the years during the term of the 1994 Directors Plan. Shares may be purchased under these options at the fair market value on the date of grant. The total number of shares underlying options automatically granted each year to the Eligible Directors as a group will be 30,000, assuming that the Company continues to have six Eligible Directors.

DISCOUNTED OPTIONS

     Eligible Directors will be entitled, on a semi-annual basis, to elect to receive discounted options in lieu of all or any portion of the annual retainer fee payable to them with respect to such six-month period. The election must be made in advance of the applicable six-month period and is irrevocable with respect to such period.

     Discounted options granted to an Eligible Director for a six-month period will be exercisable at a discounted price of 75% of the market value of the Common Stock on the grant date. The number of shares of Common Stock under option will equal the amount of the cash retainer fee divided by 25% of the market value of the Common Stock on the date of grant. The operation of the formula can be illustrated as follows: if a director elects to receive a discounted stock option in lieu of all of his semi-annual retainer fee (currently, $10,000) and UAM's stock price is $42 on the grant date, he will be granted an option to purchase 952 shares of Common Stock ($10,000 divided by $10.50) at $31.50 per share. A discounted option may be granted only with respect to the directors' retainer fees and not in lieu of fees paid for attendance at meetings of the Board of Directors or any committee thereof or any expenses of the directors which the Company reimburses.

     Because each Eligible Director will have the discretion under the 1994 Directors Plan to elect whether to receive discounted options in lieu of receiving the directors' annual retainer in cash, and because the number of shares under option is a function of the stock price on the date of grant, it is not possible to determine in advance the total number of options to be received by any person or group, or the benefits or amounts that will be received by certain persons or groups under such Plan. See section captioned "APPROVAL OF THE

UAM 1994 STOCK OPTION PLAN" -- Benefits Under Superseded Plans on page 13 for information regarding options granted to Eligible Directors in 1993.

EXERCISE OF OPTIONS

     Options granted to Eligible Directors will be exercisable in full immediately, in the case of discounted options granted in lieu of consideration, and beginning six months after the date of grant, in the case of automatic options. Both types of options will expire after five years. The Plan itself expires in 2004.

     Eligible Directors who exercise options to purchase Common Stock under the 1994 Directors Plan may pay cash in the full amount of the option price at the time of exercise and/or deliver other shares of Common Stock owned by the Eligible Director with a fair market value equal to the exercise price of the option shares to be purchased. The Company receives no consideration from an optionee for a grant of an option under the 1994 Directors Plan.

     Options granted under the 1994 Directors Plan cease to be exercisable six months after an Eligible Director ceases to be a director for any reason other than death. In the event of an Eligible Director's death, his outstanding options (whether exercisable or not on the date of death) may be exercised within twelve months after such date (subject to the condition that no such option may be exercised after the expiration of five years from its date of grant) by the executors or administrators of his estate or by any person to whom such option may have been transferred by will or under the laws of descent and distribution.

     In the event an option granted under the 1994 Directors Plan expires or terminates before it has been exercised in full, the shares of Common Stock allocable to the unexercised portion of such option will be available for the grant of future options under the 1994 Directors Plan.

     Any stock option granted under the 1994 Directors Plan will be transferable only by will or the laws of descent and distribution.

     The aggregate number and kind of shares reserved under the 1994 Directors Plan, the number of shares as to which options have been granted to any individuals, and the option prices per share shall be appropriately adjusted by the Board of Directors of the Company in the event of any recapitalization, stock split, stock dividend, combination of shares, or other similar change in the capitalization of the Company, but no adjustment in any option price shall be made which would reduce the option price to less than the par value per share. In the event of a dissolution, liquidation, merger, consolidation or reorganization of the Company, the Board may decide to terminate each outstanding option as of the date of such event, and if it does so, shall suspend the exercise of all outstanding options a reasonable time prior to any such event upon fourteen days advance notice of such suspension to each optionee so as to permit exercise of outstanding options prior to such suspension.

     Within certain limits, the Board has the right to alter, amend or revoke the 1994 Directors Plan. The Board may not, however, without the approval of the shareholders, alter or amend the Plan to increase the maximum number of shares of Common Stock that may be issued under the 1994 Directors Plan; materially increase the benefits accruing to participants under the 1994 Directors Plan; or materially modify the requirements as to eligibility for participation in the 1994 Directors Plan. No action which would amend the 1994 Directors Plan to change the amount, timing or price of the option grants may be made more often than once every six months, except to comport with certain tax and other regulatory requirements.

FEDERAL TAX MATTERS

     Directors are not required to recognize income upon the grant of options under the 1994 Directors Plan at any time before the exercise of the option or a portion thereof. When an optionee exercises an option or portion thereof, the optionee is required to recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the exercise date over the exercise price of the option, and the Company is then entitled to a corresponding deduction.

VOTE REQUIRED FOR APPROVAL

     Adoption of the UAM 1994 Eligible Directors Stock Option Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented at the Meeting and entitled to vote thereon, provided that the number of votes cast for or against the UAM 1994 Eligible Directors Stock Option Plan must exceed 50% of the number of shares entitled to vote thereon. See "Quorum and Voting Procedures" on page 18. The shares represented by proxies solicited by the Board of Directors will be voted for the approval of the UAM 1994 Eligible Directors Stock Option Plan unless a contrary choice is indicated. The Board of Directors recommends a vote FOR approval of the UAM 1994 Eligible Directors Stock Option Plan.

               APPROVAL OF COMPENSATION ARRANGEMENTS FOR CERTAIN
             EXECUTIVE OFFICERS FOR PURPOSES OF CODE SECTION 162(M)

     Under applicable provisions of The Revenue Reconciliation Act of 1993, public companies are not allowed to deduct for income tax purposes annual compensation paid to certain executive officers in excess of $1,000,000 per executive unless such excess is paid pursuant to an arrangement tied to performance and approved by stockholders. Under a bonus arrangement used by UAM's Compensation Committee for the past several years, it is possible that the total compensation payable to Messrs. Reamer and McNamara will exceed such limitation. In order to ensure the full deductibility of compensation paid to such officers, the Company is seeking stockholder approval of such arrangement.

     Discretionary bonuses under the arrangement would be made in the manner described in the Compensation Committee Report beginning on page 5 above. The cash bonus for each individual would be calculated by multiplying (i) the excess of the Company's Operating Cash Flow per share for each fiscal quarter in the year for which the bonus is being calculated over $.25 by (ii) a factor of $150,000 for Mr. Reamer and a factor of $120,000 for Mr. McNamara. The Compensation Committee will certify in writing after the end of each fiscal year whether and to what extent the performance goal for the prior year has been met and award the appropriate cash bonus to Messrs. Reamer and McNamara. The Compensation Committee has the discretion to reduce the amount of the bonus awarded to either individual, or to award bonuses on some other basis, if the Committee determines such action is appropriate, given the circumstances. If, however, a bonus is awarded based on some other arrangement that has not been approved by the stockholders, the Company would not be allowed to deduct for tax purposes any payments in excess of the limitation. The cash bonuses earned by Messrs. Reamer and McNamara in the fiscal year ending December 31, 1993 are listed in the Summary Compensation Table on page 4.

VOTE REQUIRED

     Approval of the compensation arrangements described above for purposes of Code Section 162(m) requires the affirmative vote of the holders of at least a majority of the shares of Common Stock present or represented at the meeting and voting thereon. See "Quorum and Voting Procedures" on page 18. The Board of Directors recommends a vote FOR approval of such compensation. Unless there is a change in the material terms of the arrangements, including a change in the performance goals or the payment formula, such compensation arrangements will not be resubmitted to the stockholders for another vote for five years.

      APPROVAL OF AMENDMENT TO AND RESTATEMENT OF THE RESTATED CERTIFICATE
          OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES

     The Board of Directors has determined that it is advisable to increase the Company's authorized Common Stock from 50,000,000 shares to 200,000,000 shares, and has voted to recommend that the stockholders adopt an amendment and restatement of the Company's Restated Certificate of Incorporation (the "Restated Certificate") effecting the proposed increase.

     As of March 16, 1994, 28,209,939 shares of Common Stock were issued and outstanding and an additional 7,367,513 shares were reserved for issuance upon the exercise of warrants issued in connection with acquisitions and options granted under the Company's various stock option plans. If the 1994 Plan and 1994 Directors Plan are approved by the stockholders at this Meeting, an additional 3,200,000 shares of Common Stock will be reserved for issuance thereunder. Accordingly, only a total of approximately 11,220,000 shares of Common Stock would be available for future issuance.

     The Board of Directors believes it to be in the best interests of the Company to authorize additional shares of Common Stock in order to provide flexibility for corporate action in the future. The Board of Directors also believes that the availability of such additional shares will help the Company attract and retain talented employees through the grant of stock options and other stock-based incentives. The Board of Directors further believes that the availability of additional authorized shares for issuance from time to time in the Board's discretion in connection with possible stock splits or dividends, future financings, investment opportunities or for other corporate purposes is desirable in order to avoid repeated separate amendments to the Restated Certificate and the delay and expense incurred in holding special meetings of stockholders to approve such amendments. The Company typically issues shares of its Common Stock or warrants exercisable for such Common Stock as partial or full consideration for its acquisition of investment advisory firms. In connection with its acquisitions of investment advisers in 1993, UAM issued approximately 3,700,000 shares of its Common Stock and warrants exercisable for an additional 370,000 shares of its Common Stock. It anticipates a continuing need for Common Stock for future acquisitions.

     The shares of Common Stock proposed to be authorized will be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable without further action by the Company's stockholders, except as may be required by applicable laws or the rules of the New York Stock Exchange or any stock exchange or national securities trading system on which the Company's shares may be listed or traded. The Company's management has no arrangements, agreements, understandings or plans at the present time for the issuance or use of additional shares of Common Stock proposed to be authorized, except for a general intention to use such shares in its ongoing strategy of acquisitions. Upon issuance, such shares would have the same rights as the outstanding shares of Common Stock. Holders of Common Stock do not have preemptive rights to subscribe for or purchase any part of any new or additional shares of the Company's capital stock which may be issued in the future.

     The proposed increase in the number of authorized shares of Common Stock could be considered to be "anti-takeover" in nature if unreserved shares were issued under circumstances intended to discourage or make difficult an attempt by a person or organization to gain control of the Company. The Board of Directors does not, however, view the proposed increase as part of an "anti-takeover" strategy and does not presently intend to propose at future meetings of the stockholders other measures that could be considered "anti-takeover" in nature. The issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and, for a person who does not purchase additional shares to maintain his or her pro rata interest, on a stockholder's percentage voting power.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon is required to amend and restate the Restated Certificate to increase the authorized number of shares of Common Stock. The shares represented by the proxies solicited by the Board of Directors will be voted for the approval of this proposal unless a contrary choice is specifically indicated. The Board of Directors recommends a vote FOR approval of the proposal to amend and restate the Restated Certificate as set forth in Exhibit A.

                      SELECTION OF INDEPENDENT ACCOUNTANTS

     Upon the recommendation of its Audit Committee, the Board of Directors has selected the firm of Price Waterhouse as independent accountants of the Company for the year ending December 31, 1994, subject to ratification by vote of the holders of a majority of the shares of Common Stock voting thereon at the Annual Meeting. A representative of Price Waterhouse, which served as independent accountants for 1993, is expected to be present at the Meeting, with the opportunity to make a statement if he or she desires to do so, and to be available to respond to appropriate questions.

     The persons named as proxies in the accompanying form of Proxy intend (unless specific contrary instructions are given) to vote for ratification of the selection of Price Waterhouse as independent accountants for the 1994 fiscal year.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders must be received by the Company at its offices at One International Place, Boston, Massachusetts 02110 no later than December 5, 1994 in order to be considered for inclusion in the Proxy Statement and form of Proxy relating to that meeting.

                          QUORUM AND VOTING PROCEDURES

     The By-laws of the Company (the "By-laws") provide that a majority of the shares of Common Stock issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum at a meeting of stockholders of the Company. Shares of Common Stock represented by a properly signed and returned proxy are considered as present at the Meeting for purposes of determining a quorum. Abstentions are counted as present for purposes of determining the existence of a quorum.

     Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not received, however, brokers may vote these shares in their discretion, depending on the type of proposal involved. However, the New York Stock Exchange can preclude brokers from exercising their voting discretion on certain proposals. Absent specific instructions from the beneficial owner in such case, the broker may not vote on that proposal. This results in what is known as a "broker non-vote" on such a proposal. In the event of a broker non-vote with respect to any issue coming before the Meeting, the Proxy will nonetheless be counted as present for purposes of determining the existence of a quorum. The effect of broker non-votes on each agenda item is described below.

     Pursuant to the By-laws, directors of the Company shall be elected by a plurality vote. All other questions shall be determined by a majority of the shares present or represented at the Meeting and entitled to vote thereon, except as may otherwise be provided in the Restated Certificate, the By-laws, or by law.

     The vote required for the election of directors is the affirmative vote of a plurality of the shares present or represented at the Meeting and entitled to vote thereon. Unless authority to vote for any director is withheld in the Proxy, votes will be cast in favor of election of the nominees listed herein. Votes withheld from election of directors will be excluded entirely from the vote.

     The vote required for approval of the 1994 Plan and the 1994 Directors Plan is the affirmative vote of a majority of the shares of Common Stock present or represented at the Meeting and entitled to vote thereon. Abstentions will count as shares present or represented at the Meeting and will, therefore, be included in determining whether the required vote has been received and effectively count as a vote "against" approval. Broker non-votes, on the other hand, will not be deemed to be present for purposes of determining the total number of shares of which a majority is required for approval and will have no effect on the outcome. Brokers have discretionary authority to vote on the 1994 Directors Plan but not on the 1994 Plan.

     The vote required for approval of the Compensation Arrangements for Certain Executive Officers is the affirmative vote of a majority of the shares of Common Stock present or represented at the Meeting and voting thereon. Neither abstentions as to this proposal nor broker non-votes will count as votes cast "for" or "against" this proposal and accordingly, they will not be included in calculating the number of votes necessary for approval of this proposal. Brokers have discretionary authority to vote on this proposal.

     The vote required for the amendment and restatement of the Restated Certificate is a majority of the outstanding shares of Common Stock entitled to vote thereon. Every share that does not vote in favor of the amendment to and restatement of the Restated Certificate, including abstentions, broker non-votes, and other unvoted shares, will have the same effect as a vote "against" the amendment. Brokers have discretionary authority to vote on this proposal.

     If a properly signed Proxy is returned to the Company by a stockholder of record and is not marked, it will be voted in accordance with the Board's recommendations on all proposals.

     The Board of Directors knows of no business which will be presented for consideration at the Meeting other than that shown above. However, if any other proper business should come before the Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the Proxies in respect to any such business in accordance with their best judgment. Matters with respect to which the enclosed form of Proxy confers such discretionary authority are as follows: (i) matters which the Board of Directors does not know of a reasonable time before the mailing of this Proxy Statement are to be presented at the annual meeting; (ii) approval of the minutes of the prior meeting of stockholders, such approval not constituting ratification of the action taken at such meeting; (iii) election of any person as a director if any of the nominees named herein is unable to serve or for good cause will not serve; and (iv) matters incident to the conduct of the meeting.

     Any stockholder giving a Proxy in the accompanying form retains the power to revoke it, by appropriate written notice to the Secretary of the Company or by the giving of a later dated Proxy, at any time prior to the exercise of the powers conferred thereby. Attendance in person at the Meeting will not itself be deemed to revoke a Proxy unless the stockholder gives an affirmative notice at the Meeting that the stockholder intends to revoke the Proxy and to vote in person.

     The shares represented by the Proxy will be voted as directed by the stockholder giving the Proxy.

IF NO CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED (1) TO FIX THE NUMBER OF DIRECTORS AT TWELVE AND TO ELECT THE PERSONS NAMED UNDER "ELECTION OF DIRECTORS"; (2) TO APPROVE THE UAM 1994 STOCK OPTION PLAN; (3) TO APPROVE THE UAM 1994 ELIGIBLE DIRECTORS STOCK OPTION PLAN; (4) TO APPROVE THE COMPENSATION ARRANGEMENTS FOR CERTAIN EXECUTIVE OFFICERS; (5) TO AMEND AND RESTATE THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED CAPITAL;
(6) TO APPROVE THE SELECTION OF PRICE WATERHOUSE AS INDEPENDENT ACCOUNTANTS FOR 1994; AND (7) IN THE DISCRETION OF THE PROXYHOLDER AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

                                 OTHER MATTERS

     The cost of preparing, assembling and mailing the proxy material will be borne by the Company. In addition to the use of the mails, certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain Proxies. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and to request instructions for voting the Proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection therewith.

                                            JOHN C. VINCENT, JR.
                                            Secretary

                                                                       EXHIBIT A

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                      UNITED ASSET MANAGEMENT CORPORATION

                     PURSUANT TO SECTION 245 OF THE GENERAL

                    CORPORATION LAW OF THE STATE OF DELAWARE

     United Asset Management Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

     FIRST: That the original Certificate of Incorporation was filed with the Secretary of the State of Delaware on December 4, 1980; that said certificate was amended and restated by a restated certificate of incorporation filed on February 21, 1985; that such restated certificate was further amended by certificates of amendment filed on January 17, 1986 and June 24, 1986; and that such restated certificate was amended and restated by a restated certificate of incorporation filed on June 2, 1987;

     SECOND: That the restated certificate of incorporation, as amended, is hereby further amended by striking out Article 4(a) thereof and by substituting in lieu thereof new Article 4(a) which is set forth in the Restated Certificate of Incorporation hereinafter set forth. The provisions of the restated certificate of incorporation of the Corporation as amended and supplemented, is hereby restated and integrated into the single instrument which is entitled Restated Certificate of Incorporation of United Asset Management Corporation without any further amendment other than the amendment herein certified and without any discrepancy between the provisions of the restated certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth,

     THIRD: That the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

     1.  The name of the Corporation is United Asset Management Corporation.

     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     3. The nature of the business to be conducted or promoted and the purpose of the Corporation is: To be a holding company of which the subsidiaries engage in the institutional investment management business and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

14.  Authorized Stock:

          (a) The Corporation is authorized to issue two classes of shares of capital stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of all such shares shall be Two Hundred Five Million (205,000,000). The total number of shares of Common Stock authorized to be issued shall be Two Hundred Million (200,000,000), with a par value of one penny ($.01) per share. The total number of shares of Preferred Stock authorized to be issued shall be Five Million (5,000,000), with a par value of one dollar ($1.00) per share.

          (b) The shares of Preferred Stock may be issued by the Board of Directors from time to time in one or more series. The Board of Directors is hereby authorized to establish from time to time by resolution or resolutions the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of

     Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any or all of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     5.  The Corporation is to have perpetual existence.

     6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

     7. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

     Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept, subject to any provision contained in the statutes, outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

     8. A Director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages or breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same now exists or may hereafter be amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation relating to such Director's conduct prior to the time of such repeal or modification.

     9. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     FOURTH: The amendment and the restatement of the Restated Certificate of Incorporation herein certified has been duly adopted by the stockholders in accordance with the provisions of Section 242 and of Section 245 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said United Asset Management Corporation has caused this certificate to be signed by Norton H. Reamer, its President, and John C.
Vincent, Jr., its Secretary, this           day of May, 1994.

                                            UNITED ASSET MANAGEMENT CORPORATION

                                            By: ................................
                                                  NORTON H. REAMER, PRESIDENT

ATTEST:

By: ................................
      JOHN C. VINCENT, JR.,
           SECRETARY

PROXY

                     UNITED ASSET MANAGEMENT CORPORATION

                    MEETING OF STOCKHOLDERS - MAY 19, 1994


                THIS PROXY IS BEING SOLICITED ON BEHALF OF THE
          BOARD OF DIRECTORS OF UNITED ASSET MANAGEMENT CORPORATION

        The undersigned stockholder in United Asset Management Corporation (the "Company") hereby appoints Norton H. Reamer, John F. McNamara, and William H. Park, and each of them, attorneys, agents and proxies, with power of substitution to each, to vote all shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts on May 19, 1994 at 9:30 a.m., Eastern Daylight Savings Time, and any adjournments thereof.

        Also to vote and act upon any other business which may properly come before the meeting or any adjournment thereof.

        The shares represented by this proxy will be voted as directed by the undersigned.

IF NO CONTRARY INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS LISTED ON THE REVERSE SIDE AND IN FAVOR OF PROPOSALS
2, 3, 4, 5 AND 6.                                                    -----------
                                                                     SEE REVERSE
                      (PLEASE SIGN AND DATE ON REVERSE)                  SIDE
                                                                     -----------

/ X / PLEASE MARK
      VOTES AS IN
      THIS EXAMPLE.

                                                                                                           FOR  AGAINST  ABSTAIN
1. To fix the number of persons constituting the full                   2. To approve the UAM 1994 Stock  /  /   /  /     /  /
Board of Directors at twelve and to elect the following                    Option Plan.
nominees as Directors: Richard A. Englander, Robert J. Greenebaum,
Mark A. Lieb, Jay O. Light, John F. McNamara, Norman Perlmutter,        3. To approve the UAM 1994        /  /   /  /     /  /
Norton H. Reamer, Edward I. Rudman, David I. Russell,                      Eligible Directors Stock
Philip Scaturro, John A. Shane and Barbara S. Thomas.                      Option Plan.

                                                                        4. To approve the compensation    /  /   /  /     /  /
        FOR    /  /  WITHHELD /  /     MARK HERE  /  /                     arrangements for certain
        all          from all         IF YOU PLAN                          executive officers as described
      nominees       nominees          TO ATTEND                           in the Company's Proxy Statement.
                                      THE MEETING
                                                                        5. To amend and restate the       /  /   /  /     /  /
                                       MARK HERE  /  /                     Company's Restated Certificate
                                      FOR ADDRESS                          of Incorporation to increase
/  /                                  CHANGE AND                           the number of authorized
____________________                  NOTE BELOW                           shares of Common Stock, par
FOR all nominees except as noted.                                          value $.01 per share, from
(To withhold authority to vote for any individual nominee,                 50,000,000 to 200,000,000.
 print the nominee's name(s) above.)
                                                                        6. To approve the selection of    /  /   /  /     /  /
                                                                           Price Waterhouse as independent
                                                                           accountants of the Company
                                                                           for the current fiscal year
                                                                           ending December 31, 1994.

                                                                Please sign exactly as your name is printed hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give title.

                                                                Signature: ________________________________ Date ___________________
                                                                Signature: ________________________________ Date ___________________
